UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2011

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On May 16, 2011, Avista Corporation (Avista Corp.) filed electric and natural gas general rate cases with the Washington Utilities and Transportation Commission (WUTC).

Avista Corp. has requested an overall electric rate increase of 9.1 percent and an overall natural gas rate increase of 4.0 percent. The filings are designed to increase annual base electric revenues by $38.3 million and increase annual base natural gas revenues by $6.2 million. Avista Corp.’s requests are based on a proposed overall rate of return of 8.23 percent, with a common equity ratio of 48.04 percent and a 10.9 percent return on equity.

The WUTC has up to 11 months to review the filings and issue a decision.

Costs for replacing aging electric infrastructure to ensure reliability is the major driver of Avista Corp.’s electric rate increase request. Based on current expectations, Avista Corp. plans to invest approximately $1.2 billion in its utility system for the five-year period ending December 31, 2015.

Also included in infrastructure costs are continuing upgrades to generating units at Avista Corp.’s Noxon Rapids hydroelectric project in Montana and upgrades to other hydroelectric and thermal generation plants.

Other cost increases relate to vegetation management, power supply and transmission-related expenses, as well as administrative and general expenses.

The major driver in the requested natural gas increase is to recover the additional inventory and operating and maintenance expenses at the Jackson Prairie Storage facility located near Chehalis, Washington. Other drivers are upgrading sections of existing piping and equipment used to deliver natural gas to customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: May 18, 2011	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer